Exhibit T3A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WASTE CONNECTIONS, INC.

     Waste Connections, Inc., a Corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

     1. The name of the Corporation is Waste Connections, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 1997.

     2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

     3. The Corporation’s Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

     The name of this Corporation is Waste Connections, Inc.

ARTICLE II

     The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III

     The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

     This Corporation is to have perpetual existence.

ARTICLE V

     A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The amount of the total authorized capital stock of the Corporation is 107,500,000 shares, divided into (a) 100,000,000 shares of Common Stock, par value $0.01 per share, and (b) 7,500,000 shares of Preferred Stock, par value $0.01 per share.

     B. The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

     The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

     Notwithstanding any other provision contained in this Amended and Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article VII and Articles VIII, IX, X and XI of this Amended and Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 66-2/3% of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors; provided, however, that the provisions of this Article VII shall not apply unless and until the Corporation shall have completed an IPO.

ARTICLE VIII

     The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the “Board”). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

     A. Number of Directors. The number of directors comprising the entire Board shall, at the time of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), be the number of directors then in office and shall thereafter, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office provided that in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

     B. Classes and Terms of Directors. The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based upon the number of directors comprising the entire Board. The Board shall, at or before the first meeting of the Board following the Effective Time, designate the class to which each director then serving shall be a member. The initial term of the directors in Class I shall extend until the first annual meeting of stockholders following the end of the Corporation’s fiscal year ending December 31, 1998; the initial term of the directors in Class II shall extend until the first annual meeting of stockholders following the end of the Corporation’s fiscal year ending December 31, 1999; and the initial term of the directors in Class III shall extend until the first annual meeting of stockholders following the end of the Corporation’s fiscal year ending December 31, 2000. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

     C. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. Subject to the rights of the holder of any class or series of preferred stock then outstanding, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term or his prior death, retirement or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that the number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based on the number of directors comprising the entire Board. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum.

     D. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified.

     E. Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that the directors or any director may be removed with or without cause, by the affirmative vote of the holders of at least a majority of such voting power, at any time prior to the completion of an IPO.

     F. Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VIII, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article VIII unless expressly provided by such rights and preferences.

     G. Written Ballot Not Required. The election of directors need not be By written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE IX

     The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

ARTICLE X

     In furtherance and not in limitation of the powers conferred by law or in this Amended and Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than, and unequally to, all other holders in respect of the terms, conditions, provisions and rights of such securities.

ARTICLE XI

     Subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding, (i) stockholders are not permitted to call a special meeting of stockholders or to require the Board or officers of the Corporation to call such a special meeting, (ii) a special meeting of stockholders may only be called by a majority of the Board, by the President or by the Chairman of the Board, (iii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board, and (iv) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing; provided, however, that the provisions of the foregoing clause (iv) shall not apply prior to the completion of an IPO.

ARTICLE XII

     A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article XII, nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article XII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE XIII

     Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Ronald J. Mittelstaedt, its President and Chief Executive Officer, on this 26th day of May, 2004.

WASTE CONNECTIONS, INC.
By:	/s/ Ronald J. Mittelstaedt
	Name:	Ronald J. Mittelstaedt
	Title:	President and Chief Executive Officer